SECURED PROMISSORY NOTE

$200,000 **February 4, 2013**

1. **Promise to Pay**. FOR VALUE RECEIVED, HDI Plastics, Inc., a Texas corporation (the "Maker"), hereby promise to pay, in equal proportions and amounts, to Mark Schwartz and Alan Stern (collectively, the "Payees" and individually a “Payee”), at such place as a Payee may from time to time direct, the aggregate principal sum of Two Hundred Thousand Dollars ($200,000), plus interest on the principal balance at the rate of 18% per annum.

2. **Payment; Prepayment**. Maker shall make monthly interest-only payments beginning on March 1, 2013 and continuing on the 1st day of each month thereafter for eleven (11) additional months ending February 1, 2014, at which time all principal and accrued interest shall be paid; provided, however, this Promissory Note may be prepaid at any time, in whole or in part, at the option of the Maker, without premium, penalty or notice. All prepayments shall be applied first to accrued but unpaid interest owing hereunder to the date of such prepayment and thereafter in reduction in the principal balance. All payments made pursuant to this Promissory Note shall be made in equal amounts to each Payee since each Payee lent One Hundred Thousand Dollars ($100,000) to Maker.

3. **Security; Acknowledgement; Guaranty**. This Promissory Note shall be secured pursuant to a Security Agreement and evidenced by a UCC-1 Financing Statement to be filed with the Texas Secretary of State covering specific equipment of the Maker identified therein and executed simultaneously with this Promissory Note; provided, however, each Payee acknowledges that Maker may borrow up to an additional Three Hundred Thousand Dollars ($300,000) on the same terms and conditions of this Promissory Note and, accordingly, such additional lenders/payees would be listed as and become additional secured parties to the Security Agreement with the same rights as Payee to the collateral/specific equipment listed in the Security Agreement. This payment obligations contained in this Promissory Note are guaranteed by Maker’s parent, Hypertension Diagnostics, Inc. and evidenced by its signature below.

4. **Warrants**. As further inducement for each Payee to provide funds to Maker, Hypertension Diagnostics, Inc. has agreed to issue each Payee 3,333,333 warrants to purchase its common shares at a price of $.03 per share and evidenced by the Common Stock Purchase Warrant to be executed as of even date herewith. Further, to the extent the entire additional $300,000 is lent to Maker, an additional 9,999,999 warrants may be issued to such lender(s).

5. **Defaults**. The occurrence of one of the following events shall constitute a default by the Maker ("Event of Default") under this Promissory Note: (a) if the Maker fails to pay any installment of principal and interest when due and payable and such failure continues for fifteen (15) days past the due date; (b) if the Maker shall file a petition seeking adjudication as bankrupt or for reorganization or consent to or fail to oppose any such petition filed against it or shall make a general assignment for the benefit of creditors or shall institute, consent to or fail to oppose a proceeding against it under any bankruptcy or insolvency law or for the appointment of a trustee or receiver for all or a substantial portion of its property; and (c) if the Maker shall be adjudicated insolvent or bankrupt or there shall be a trustee or receiver appointed for all or a substantial portion of its property or any substantial portion of its property shall be sequestered or sold under judicial process and such adjudication or appointment or sequestration or sale shall not have been vacated, set aside, satisfied or rescinded as the case may be within thirty (30) days

after it shall have been entered, levied or become effective. If an Event of Default shall occur, the entire unpaid principal balance of this Promissory Note shall become immediately due and payable without notice.

6. **Costs of Collection**. If any amount owing under this Promissory Note or in connection with the indebtedness evidenced hereby is not paid when due, whether at maturity, by an Event of Default, or otherwise, all costs of collection, including, but not limited to, reasonable attorneys' fees and legal expenses incurred by Payee on account of such collection, whether or not suit is filed hereon, shall become part of the Maker's obligation hereunder, and become payable by the Maker to the Payee, upon demand.

7. **Waivers, etc.** The acceptance by the Payee of any partial payment made hereunder will not establish a custom, or waive any rights of the Payee to enforce prompt payment thereof. The Payee's failure to require strict performance by the Maker of any provision of this Promissory Note shall not waive, affect or diminish any right of the Payee thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default hereunder shall not suspend, waive or affect any other Event of Default hereunder. Presentment or other demand for payment, notice of dishonor and protest are hereby waived by the undersigned.

8. **Choice of Law**. This Promissory Note governed, construed and enforced in accordance with the laws of the State of Minnesota without regard to conflict of laws.

[Signature on the following page]

IN WITNESS WHEREOF, the Maker has executed this Promissory Note as of the 4th day of February __, 2013.

HDI PLASTICS, INC.

By: ______________________
Kenneth W. Brimmer, Its Chief Executive Officer

The undersigned, Hypertension Diagnostics, Inc., the sole shareholder of the Maker. Hereby guarantees the payment obligations of Maker contained in this Promissory Note.

HYPERTENSION DIAGNOSTICS, INC.

By: ______________________
Kenneth W. Brimmer, Its Chief Executive Officer

The undersigned hereby acknowledge the terms and conditions set forth in Section 3 of this Promissory Note:

____
Mark N. Schwartz Trust 11/09/2006
Mark N. Schwartz, Trustee

____
Alan Stern